MEREDITH’S FISCAL 2015 FIRST QUARTER EARNINGS GROW OVER 20 PERCENT
Local Media Group Delivers Record Revenue and Operating Profit Performance
Digital Advertising and Brand Licensing Produce Record First Quarter Revenue

DES MOINES, IA (October 23, 2014) - Meredith Corporation (NYSE:MDP; www.meredith.com), one of the nation’s leading media and marketing companies, today reported fiscal 2015 first quarter earnings per share increased 23 percent to $0.65, compared to $0.53 in the prior-year period. Revenues increased 4 percent to $371 million, including 10 percent growth in advertising revenues.

“Fiscal 2015 is off to a solid start,” said Meredith Chairman and CEO Stephen M. Lacy. “We’re encouraged by improving advertising trends, particularly in the digital sector, and the strong performance of our recent acquisitions. In addition, our brands continue to resonate extremely well with consumers across our media platforms and at retail.”

Looking more closely at Meredith’s fiscal 2015 first quarter compared to the prior-year period:

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Local Media Group revenues increased nearly 40 percent to a fiscal first quarter record of $125 million. Operating profit and EBITDA also set fiscal first quarter records, growing approximately 40 percent each to $36 million and $45 million, respectively. Growth was spurred by the additions of television stations KMOV in St. Louis and KTVK in Phoenix, political advertising, and higher net retransmission contribution.

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National Media Group operating profit and margin strengthened, driven by record fiscal first quarter digital advertising and brand licensing revenues; improved performance by Meredith Xcelerated Marketing; and a 9 percent decrease in operating expenses.

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Total Company digital advertising revenues grew more than 20 percent to a fiscal first quarter record. National Media Group digital advertising revenues increased 17 percent, while Local Media Group digital advertising revenues grew more than 40 percent.

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Consumer engagement expanded across Meredith’s media platforms. According to the current Magazine Media 360 Brand Audience Report, Meredith’s national brands grew their audience reach 8 percent to 180 million on a monthly basis across print, digital, mobile and video. Traffic to Meredith’s digital and mobile sites averaged approximately 60 million unique visitors per month, ranking Meredith among the top 40 digital operators in the U.S. Also, Meredith’s television stations delivered a strong July ratings book.

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Finally, Meredith continues to strategically expand its media portfolio. On October 15, 2014, Meredith announced an agreement to acquire the rights to Martha Stewart Living and Martha Stewart Weddings magazines and the www.marthastewart.com and www.marthastewartweddings.com websites, effective November 1, 2014. Under the terms of this 10-year agreement, Meredith will lead advertising sales, marketing, circulation, production and other non-editorial functions, while Martha Stewart’s editorial team will continue to provide its award-winning content.

Additionally, on August 20, 2014, Meredith announced an agreement to buy the broadcast assets of WALA, the Fox affiliate in Mobile-Pensacola. That purchase is expected to close by the end of calendar 2014.

Meredith expects both of these acquisitions will be accretive to earnings and cash flow in fiscal 2015, consistent with its Total Shareholder Return strategy.

OPERATING GROUP DETAIL

LOCAL MEDIA GROUP

Meredith’s Local Media Group includes 15 owned or operated television stations reaching more than 10 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, including seven stations in the nation’s Top 25 and 13 in Top 50 markets. Meredith’s stations produce approximately 550 hours of local news and entertainment content each week. Meredith expects to continue to grow its Local Media Group both organically and through strategic acquisitions.

Fiscal 2015 first quarter Local Media Group operating profit grew more than 40 percent to a fiscal first quarter record of $36 million. EBITDA grew to a first quarter record of $45 million, and EBITDA margin was 36 percent. Revenues rose 39 percent to $125 million, also a fiscal first quarter record.

Looking more closely at fiscal 2015 first quarter performance compared to the prior-year period:

•	Total advertising revenues increased 43 percent to $93 million, a first quarter record.

•	Political advertising revenues were $13 million. In addition to contributions from newly acquired KMOV and KTVK, KPHO (Phoenix) and WFSB (Hartford) generated significant political dollars.

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Non-political advertising revenues grew 24 percent to $80 million, benefiting from the recent acquisitions and strong digital advertising revenue performance. Excluding recent acquisitions, non-political advertising revenues declined 3 percent, as expected during a political advertising cycle (See Table 2).

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Other revenues and operating expenses both increased, due primarily to growth in retransmission revenues from cable and satellite television operators and higher programming fees paid to affiliated networks, along with contributions from KMOV and KTVK. A majority of Meredith’s retransmission agreements with cable and satellite operators are scheduled for renegotiation in the next 24 months. Meanwhile, almost all of Meredith’s network affiliation agreements are in place into fiscal 2017 and beyond.

On August 20, 2014, Meredith announced an agreement to buy the broadcast assets of WALA, the Fox affiliate in Mobile-Pensacola, for approximately $86 million, subject to certain purchase price adjustments. This purchase is expected to close when Media General’s merger with LIN Media LLC and the sale of WALA to Meredith receive final regulatory approval.

The Better Show, the daily syndicated program produced by Meredith Video Studios, began its eighth season. The daytime talk show is currently available on more than 200 stations, reaching 80 percent of U.S. television households.

“This was our first full quarter operating both KTVK in Phoenix and KMOV in St. Louis, and they are great additions to the Meredith portfolio,” said Meredith Local Media Group President Paul Karpowicz. “We were also very pleased to see political advertising strengthen as the quarter progressed.”

NATIONAL MEDIA GROUP

Meredith’s National Media Group reaches an audience of 180 million consumers monthly, including 100 million unduplicated women and 60 percent of American millennial women. Meredith is a leader at creating content across media platforms and life stages in key consumer interest areas such as food, home, parenthood and health. The National Media Group also features robust brand licensing activities and innovative business-to-business marketing services. Meredith expects to continue to grow its National Media Group organically and through strategic acquisitions.

Fiscal 2015 first quarter National Media Group operating profit grew 3 percent to $29 million and operating margin grew to 12 percent. Revenues were $246 million.

Looking more closely at fiscal 2015 first quarter performance, compared to the prior-year period:

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Total advertising revenues were $125 million, compared to $134 million, with about one-half of the decline due to the transition of Ladies’ Home Journal to a newsstand-only publication. Digital advertising revenues grew 17 percent to a fiscal first quarter record, and accounted for an all-time high 17 percent of total National Media Group advertising revenues.

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Circulation revenues were $66 million, compared to $76 million, primarily due to the Ladies’ Home Journal transition and wholesaler disruption in the newsstand channel. These factors were partially offset by the addition of Allrecipes magazine, which increased its rate base by 40 percent to 900,000 beginning with the October/November 2014 issue.

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Meredith continued to expand its digital consumer marketing activities, driving approximately one-third of magazine subscription acquisitions from digital sources over the last 12 months, compared to one-fourth in the prior period.

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Brand Licensing revenues grew 8 percent to a first quarter record, led by continued strong sales of more than 3,000 SKUs of Better Homes and Gardens licensed products at more than 4,000 Walmart stores nationwide.

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Meredith Xcelerated Marketing (MXM) operating profit increased significantly. Client expansions with Bank of America, Volkswagen and Continental Mills drove the increases. In addition, MXM recently was named Content Marketing Agency of the Year by the Content Marketing Institute.

•	Meredith continued to demonstrate strong expense discipline, as operating expenses declined 9 percent.

Meredith’s consumer engagement continued to grow in the first quarter of fiscal 2015. According to the recently released Magazine Media 360 report, Meredith has two of the four largest brands in the industry: Better Homes and Gardens (No. 2 with a total monthly audience of 48 million) and Allrecipes (No. 4 with a total monthly audience of 40 million).

“We are encouraged by the performance of our non-advertising businesses, particularly Brand Licensing and Meredith Xcelerated Marketing,” said Meredith National Media Group President Tom Harty. “Additionally, the advertising environment is improving, particularly on the digital side, where we delivered record performance.”

“We are very excited to be adding Martha Stewart Living magazine and www.marthastewart.com to our portfolio,” Harty continued. “We will leverage our expertise and scale in the magazine and digital fields with the award-winning multi-platform content created by the Martha Stewart team to benefit both consumers and advertisers.”

OTHER FINANCIAL INFORMATION

Consistent with its Total Shareholder Return (TSR) strategy, Meredith repurchased 365,000 shares of its stock in the fiscal first quarter 2015 and $100 million remained under the current repurchase authorization. Total debt was $722 million and the weighted average interest rate was 2.5 percent, with more than half effectively at a fixed rate. Meredith’s debt-to-EBITDA ratio for the trailing 12 months was 2.6 to 1. All metrics are as of September 30, 2014.

Key elements of Meredith’s TSR strategy are (1) An annual dividend of $1.73 per share (yielding approximately 4 percent), which reflects a 6 percent increase in the annual dividend over the prior year and a 70 percent increase since Meredith launched its TSR strategy in October 2011; (2) A share repurchase program with $100 million currently authorized; and (3) Ongoing investments to scale the business and increase shareholder value.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal first quarter 2015 comparisons are against the comparable prior-year period unless otherwise stated.

OUTLOOK

Meredith continues to expect full year fiscal 2015 earnings per share to range from $3.00 to $3.25.

Looking more closely at the second quarter of fiscal 2015 compared to the year-ago period:

•	Total company revenues are expected to be up in the low teens.

•	Total Local Media Group revenues are expected to be up 45 to 50 percent. This includes expected political advertising revenues of between $22 million and $25 million.

•	Total National Media Group revenues are expected to be down in the low- to mid-single digits.

•	Meredith expects fiscal 2015 second quarter earnings per share to range from $0.95 to $1.00, compared to $0.67 in the prior-year period.

A number of uncertainties remain that may affect Meredith’s outlook as stated in this press release for the second quarter and full year fiscal 2015. These and other uncertainties are referenced below under “Safe Harbor” and in certain filings with the U.S. Securities and Exchange Commission.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on October 23, 2014 at 11 a.m. EDT to discuss fiscal 2015 first quarter results. A live webcast will be accessible to the public on the Company’s website, www.meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it includes certain contractual and non-discretionary expenditures.

Results excluding the acquisitions are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in better understanding Meredith’s current performance, performance trends and financial condition.  Reconciliations of non-GAAP to GAAP measures are attached to this press release and available at www.meredith.com.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s revenue and earnings per share outlook for second quarter and full year fiscal 2015.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) has been committed to service journalism for more than 110 years. Today, Meredith uses multiple distribution platforms – including broadcast television, print, digital, mobile, tablets and video – to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith’s Local Media Group includes 15 owned or operated television stations reaching more than 10 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 – including Atlanta, Phoenix and Portland – and 13 in Top 50 markets. Meredith’s stations produce approximately 550 hours of local news and entertainment content each week, and operate leading local digital destinations. Additionally, Meredith Video Studios produces The Better Show, a syndicated daily lifestyle television program reaching 80 percent of U.S. TV households.

Meredith’s National Media Group reaches an audience of 180 million consumers monthly, including 100 million unduplicated women and 60 percent of American millennial women. Meredith is the leader in creating content across media platforms in key consumer interest areas such as food, home, parenthood and health through well-known brands such as Better Homes and Gardens, Parents and Allrecipes. The National Media Group features robust brand licensing activities, including over 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. Meredith Xcelerated Marketing is a leader at developing and delivering custom content and customer relationship marketing programs for many of the world’s top brands, including Kraft, Lowe’s and Chrysler.

Meredith’s balanced portfolio consistently generates substantial free cash flow, and the Company is committed to growing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith’s current annualized dividend of $1.73 per share yields approximately 4 percent. Meredith has paid a dividend for 67 straight years and increased it for 21 consecutive years.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three months ended September 30,	2014	2013
(In thousands except per share data)
Revenues
Advertising	$218,031	$198,547
Circulation	65,885	75,734
All other	87,268	82,171
Total revenues	371,184	356,452
Operating expenses
Production, distribution, and editorial	141,887	140,777
Selling, general, and administrative	163,676	161,072
Depreciation and amortization	12,769	11,795
Total operating expenses	318,332	313,644
Income from operations	52,852	42,808
Interest expense, net	(4,242)	(2,713)
Earnings before income taxes	48,610	40,095
Income taxes	(19,245)	(16,054)
Net earnings	$29,365	$24,041

Basic earnings per share	$0.66	$0.54
Basic average shares outstanding	44,459	44,648

Diluted earnings per share	$0.65	$0.53
Diluted average shares outstanding	45,157	45,432

Dividends paid per share	$0.4325	$0.4075

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2014	2013
(In thousands)
Revenues
National media
Advertising	$125,232	$133,684
Circulation	65,885	75,734
Other revenues	55,209	57,481
Total national media	246,326	266,899
Local media
Non-political advertising	79,836	64,352
Political advertising	12,963	511
Other revenues	32,059	24,690
Total local media	124,858	89,553
Total revenues	$371,184	$356,452

Operating profit
National media	$28,895	$28,076
Local media	36,312	25,676
Unallocated corporate	(12,355)	(10,944)
Income from operations	$52,852	$42,808

Depreciation and amortization
National media	$3,625	$4,950
Local media	8,715	6,433
Unallocated corporate	429	412
Total depreciation and amortization	$12,769	$11,795

EBITDA [1]
National media	$32,520	$33,026
Local media	45,027	32,109
Unallocated corporate	(11,926)	(10,532)
Total EBITDA [1]	$65,621	$54,603

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2014	June 30, 2014
(In thousands)
Current assets
Cash and cash equivalents	$30,337	$36,587
Accounts receivable, net	263,624	257,644
Inventories	22,220	24,008
Current portion of subscription acquisition costs	92,789	96,893
Current portion of broadcast rights	14,333	4,551
Assets held for sale	32,900	32,900
Other current assets	19,821	17,429
Total current assets	476,024	470,012
Property, plant, and equipment	502,287	501,216
Less accumulated depreciation	(304,548)	(296,168)
Net property, plant, and equipment	197,739	205,048
Subscription acquisition costs	104,739	101,533
Broadcast rights	3,052	3,114
Other assets	87,408	86,935
Intangible assets, net	832,868	835,531
Goodwill	840,760	841,627
Total assets	$2,542,590	$2,543,800

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$62,500	$87,500
Current portion of long-term broadcast rights payable	14,315	4,511
Accounts payable	77,285	81,402
Accrued expenses and other liabilities	116,701	136,047
Current portion of unearned subscription revenues	165,448	173,643
Total current liabilities	436,249	483,103
Long-term debt	659,375	627,500
Long-term broadcast rights payable	4,440	4,327
Unearned subscription revenues	151,684	151,533
Deferred income taxes	284,159	277,477
Other noncurrent liabilities	105,484	108,208
Total liabilities	1,641,391	1,652,148
Shareholders’ equity
Common stock	37,157	36,776
Class B stock	7,294	7,700
Additional paid-in capital	40,665	41,884
Retained earnings	824,022	814,050
Accumulated other comprehensive loss	(7,939)	(8,758)
Total shareholders’ equity	901,199	891,652
Total liabilities and shareholders’ equity	$2,542,590	$2,543,800

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended September 30,	2014	2013
(In thousands)
Net cash provided by (used in) operating activities	$11,146	$(6,428)

Cash flows from investing activities
Acquisitions of and investments in businesses	—	(750)
Additions to property, plant, and equipment	(1,936)	(3,786)
Net cash used in investing activities	(1,936)	(4,536)

Cash flows from financing activities
Proceeds from issuance of long-term debt	45,000	91,000
Repayments of long-term debt	(38,125)	(71,000)
Dividends paid	(19,393)	(18,314)
Purchases of Company stock	(17,012)	(48,959)
Proceeds from common stock issued	10,088	43,868
Excess tax benefits from share-based payments	3,982	3,063
Net cash used in financing activities	(15,460)	(342)
Net decrease in cash and cash equivalents	(6,250)	(11,306)
Cash and cash equivalents at beginning of period	36,587	27,674
Cash and cash equivalents at end of period	$30,337	$16,368

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended September 30, 2014
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$246,326	$124,858	$—	$371,184

Operating profit	$28,895	$36,312	$(12,355)	$52,852
Depreciation and amortization	3,625	8,715	429	12,769
EBITDA	$32,520	$45,027	$(11,926)	65,621
Less:
Depreciation and amortization				(12,769)
Net interest expense				(4,242)
Income taxes				(19,245)
Net earnings				$29,365

Segment EBITDA margin	13.2%	36.1%

	Three months ended September 30, 2013
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$266,899	$89,553	$—	$356,452

Operating profit	$28,076	$25,676	$(10,944)	$42,808
Depreciation and amortization	4,950	6,433	412	11,795
EBITDA	$33,026	$32,109	$(10,532)	54,603
Less:
Depreciation and amortization				(11,795)
Net interest expense				(2,713)
Income taxes				(16,054)
Net earnings				$24,041

Segment EBITDA margin	12.4%	35.9%

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Three months ended September 30,	2014	2013	Change

Local media non-political advertising revenues
On a comparable basis [1]	$62,667	$64,352	(3)%
Acquisitions	17,169	—
Total	$79,836	$64,352	24%

[1] Revenues on a comparable basis exclude the revenues of KMOV and KTVK, television stations that were acquired by Meredith in the second half of fiscal 2014.